FOR IMMEDIATE RELEASE

                                                  Contact:
                                                  -------
                                                  Thomas W. Hawkins
                                                  Sr. Vice President and
                                                  Chief Administrative Officer
                                                  954-627-1000
                                                  tom.hawkins@geraldstevens.com



                  Gerald Stevens, Inc. Amends Credit Agreement;
                          Announces Reverse Stock Split

         FORT LAUDERDALE, FL - November 7, 2000. Gerald Stevens, Inc. (Nasdaq:
GIFT), the nation's largest specialty retailer and marketer of floral products, has amended its credit agreement with Bank of America, N.A. to provide the company with additional liquidity and restructure its existing credit facility.

Credit Agreement Amendment
         The amendment provides the company with a new $7 million working capital line of credit through February 28, 2001 to fund seasonal cash requirements. The amendment also eliminates scheduled commitment reductions to the company's existing $36 million revolving credit commitment until June 30, 2002 and relaxes certain financial covenants.

         "We are very pleased that Bank of America has agreed to provide the company with the liquidity needed to fund our requirements as we continue to implement a turnaround of Gerald Stevens. We believe this amendment validates our revised strategy of rationalizing our operations around our core businesses and selectively taking advantage of non-core asset sales as we position the Company for future growth" said John G. Hall, the company's president and chief executive officer. "With approximately $7 million of non-core asset sales completed to date and the new seasonal working capital line, the company now has adequate liquidity as we head into the floral industry's strong seasonal period, which runs from Thanksgiving through Mother's Day. Management can now focus all of its efforts on operations and our employees can focus on providing customers with the highest quality products and service that Gerald Stevens was founded to provide."

         In connection with the amendment, Gerald Stevens issued warrants for 10% of its common stock on a diluted basis at $ .01 per share. If the Company repays all borrowings under the credit agreement prior to June 30, 2001, 75% of the warrants will terminate, and if repaid prior to December 31, 2001, 50% of the warrants will terminate. Certain members of management will participate in $1 million of the working capital line and will receive a proportionate share of the warrants.

Reverse Stock Split

         The company also announced that its board of directors voted to effect a 1-for-5 reverse stock split. The Board of Directors believes that the reverse stock split may improve the marketability and liquidity of the Company's common stock by appealing to a broader range of investors. The reverse stock split will have a record date of November 14, 2000 and an effective date of November 28, 2000. Fractional interests in a share of common stock will be treated as a whole for purposes of this stock split. With completion of the stock split, the number of shares outstanding will be approximately 9,840,000.

Gerald Stevens, Inc. (Nasdaq: GIFT) (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the country. The Company currently operates the largest network of floral specialty retail stores in the United States with over 300 locations across the country and in Toronto, Canada. It also operates Florafax, a national wire service with over 5,000 member florists covering all 50 states, three regional call centers and Internet businesses that take orders 24 hours a day, 7 days a week. Additionally, Gerald Stevens owns National Flora, a leading national floral marketing company with premium-placed advertisements in over 1,000 Yellow Page directories; the Flower Club, a leading corporate affinity marketer with over 50 corporate partners; and upscale floral direct marketer, Calyx & Corolla, Inc. Gerald Stevens also owns its own import and sourcing operation in Miami, Florida.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 1999, and in our Form 10-Q filed with the Securities and Exchange Commission on July 17, 2000.

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